EXHIBIT 99.1

Contact:   Dan McCarthy, 610-774-5758
           PPL CORPORATION

           Two North Ninth St.
           Allentown, Pa. 18101

           Fax 610-774-5281

                PPL CORPORATION PRODUCTIVITY ENHANCEMENT PROGRAM
                 EXPECTED TO REDUCE ANNUAL COSTS BY $50 MILLION


               ALLENTOWN, Pa. (June 19, 2002) -- PPL Corporation (NYSE: PPL) announced Wednesday (6/19) a productivity enhancement program that will improve service to customers and is expected to reduce the company's operation and maintenance costs by about $50 million a year.
               "As the result of an exhaustive examination that involved all PPL's business lines as well as its support services, we have identified productivity improvements that will provide the highest quality and best value for our customers," said William F. Hecht, PPL chairman, president and chief executive officer.
        Hecht said the bulk of the annual savings will result from about a 7 percent reduction in the company's U.S. workforce. PPL previously had undertaken a similar productivity improvement program in its Latin American operations.
        He said the changes, achieved through technological advances and new work processes, will improve the quality of service to PPL customers. "This productivity program is part of a broad and ongoing effort to continuously modernize our operations so that we can provide better service at the lowest cost," said Hecht.
        PPL employees are being told of the reductions in meetings today. The company announced the productivity enhancement program to employees earlier this year.
        "While a reduction of the workforce always is a difficult decision to make, we do anticipate that a large number of the 598 employees affected by the change will take advantage of a special retirement provision of the program," said Hecht. "Our managers throughout the company will be working very hard over the next several weeks to ensure that employees are treated fairly."
        Among the benefits for employees whose positions are eliminated, he said, will be the services of a company-paid outplacement firm. The plan calls for the elimination of 285 management positions and 313 bargaining unit jobs.
        Hecht noted that certain positions that are key to providing high-quality service to PPL's electricity delivery customers - linemen, electricians and line foremen, for example - will not be affected by the reductions.
        Hecht said costs associated with employee separations, estimated at $75 million, or 29 cents per share, are expected to result in a primarily non-cash charge against PPL's second-quarter earnings. Most of these costs will be paid


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in enhanced pension benefits from the company's Pension Plan Trust. The company plans to announce second-quarter earnings on July 24.
        The operations and maintenance cost reductions are in addition to a company decision announced in January that reduced PPL's planned capital spending on new generating facilities by $1.3 billion.
        Hecht said PPL remains committed to providing high-quality service to its customers and to growing value for shareowners through selective expansion of its operations.
        "At PPL, we realize that creating true value for shareowners means making prudent expansion decisions and making sure that ongoing operations are among the best in the energy business," said Hecht.
        Over the past several years, PPL has increased its United States generating capacity by 25 percent and it now controls more than 10,000 megawatts in two of the nation's largest markets. The company also has expanded its electricity delivery business, now providing delivery services to customers in Pennsylvania, in the United Kingdom and in Latin America.
        "As we have been saying for some time, our balanced strategy of operating both generation and delivery businesses provides PPL with opportunities that a one-dimensional strategy may exclude," said Hecht. "Implicit in our balanced strategy approach is a commitment to aggressively manage our costs. This productivity enhancement program is part of that ongoing cost-control effort."
        PPL Corporation, headquartered in Allentown, Pa., controls or owns more than 10,000 megawatts of generating capacity in the United States, sells energy in key U.S. markets, and delivers electricity to nearly 6 million customers in Pennsylvania, the United Kingdom and Latin America.

Certain statements contained in this news release, including statements with respect to earnings, corporate strategy, growth, expenses and productivity are "forward-looking statements" within the meaning of the federal securities laws. Although PPL Corporation believes that the expectations and assumptions reflected in these forward-looking statements are reasonable, these statements involve a number of risks and uncertainties, and actual results may differ materially from the results discussed in the statements. The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: market demand and prices for energy, capacity and fuel; weather variations affecting customer energy usage; competition in retail and wholesale power markets; the effect of any business or industry restructuring; the profitability and liquidity of PPL Corporation and its subsidiaries; new accounting requirements or new interpretations or applications of existing requirements; operating performance of plants and other facilities; environmental conditions and requirements; system conditions and operating costs; development of new projects, markets and technologies; performance of new ventures; political, regulatory or economic conditions in states, regions or countries where PPL Corporation or its subsidiaries conduct business; receipt and renewals of necessary governmental permits and approvals; capital market conditions; stock price performance; credit ratings; foreign exchange rates; state and federal regulatory developments; new state or federal legislation; and

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the commitments and liabilities of PPL Corporation and its subsidiaries. Any such forward-looking statements should be considered in light of such factors and in conjunction with PPL Corporation's Form 10-K and other reports on file with the Securities and Exchange.